Exhibit 24(b)8(p)

AMENDMENT

TO

PARTICIPATION AGREEMENT

This AMENDMENT (the “Amendment”) is dated as of May 19, 2020 by and among Thrivent Financial for Lutherans (the “Company”) , on behalf of itself and its variable annuity insurance separate accounts set forth on Schedule A hereto as may be amended from time to time (each an “Account;” collectively, the “Accounts”), Thrivent Investment Management Inc. (“Contract Distributor”), John Hancock Variable Insurance Trust (the “Trust”), and John Hancock Distributors, LLC (the “Underwriter”).

WHEREAS, the parties hereto are parties to a Participation Agreement entered into on June 13, 2017 (the “Agreement”);

WHEREAS, the parties to the Agreement desire to amend the Agreement to add additional Funds and Fund share classes and to amend Section 2.2 and Section 4 of the Agreement;

NOW THEREFORE, in consideration of their mutual promises, the Company, the Contract Distributor, the Trust and the Underwriter agree as follows:

1.    Amendments to the Agreement.

Schedule A and Schedule B

Schedule A and Schedule B of the Agreement are amended and restated as set forth in the attachment to this Amendment.

Section 2.2 of the Agreement

Section 2.2 of the Agreement is amended and restated as follows:

2.2    At the option of the Company, the Trust will either (a) provide the Company with as many copies of the Trust’s current prospectus, statement of additional information, annual report, semi-annual report, proxy materials and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company may reasonably request; or (b) provide the Company with camera ready copies of such documents in a form suitable for printing. Subject to Section 4 hereof, expenses of furnishing such documents will be borne by such Parties as set forth in Schedule C hereto, as may be amended from time to time. The Company assumes sole responsibility for ensuring the timely delivery of, and agrees to deliver to Contract owners on a timely basis: (i) to the extent required by law, the Trust’s current prospectus and any supplements thereto and, if requested by a Contract owner, the Trust’s current statement of additional information, and (ii) the Trust’s proxy materials, in accordance with applicable federal and state securities laws.

The Company assumes sole responsibility for ensuring delivery of, and agrees to deliver to Contract owners the Trust’s annual and semi-annual reports to the extent required by law including Rule 30e-2 under the 1940 Act. The Trust understands that the Company may use the optional “notice and access” provisions of Rule 30e-3 (the “Notice and Access

Provisions”) to comply with the requirements of Rule 30e-2 but is not required to do so. If the Company informs the Trust in writing that it intends to use the Notice and Access Provisions to comply with the requirements of Rule 30e-2, the Trust shall provide its annual and semi-annual reports to the Company in an electronic format suitable for posting to a website.

Section 4 of the Agreement

Section 4 of the Agreement is amended and restated as follows:

4.    Fees and Expenses

4.1    Except as specifically provided in Section 4.2 of this Agreement, the Trust and the Distributor will pay no fee or other compensation to the Company under this Agreement.

4.2    The provisions of this Section 4.2 apply to Series II shares of the Funds.

In consideration of the Company providing distribution services for Series II shares and subject to the conditions and limitations provided below, the Distributor will make quarterly payments, in arrears, to the Company pursuant to the Trust’s Distribution Plan for Series II, as amended from time to time, at the annual rate of ___% of the average daily net assets of the Series II of each Fund held by the Company pursuant to this Agreement. The payments to the Company under the Distribution Plan for Series II, pursuant to the foregoing may be reduced or eliminated by action of the Board of Trustees of the Trust, effective upon notice to the Company of such action.

4.3 Section 4 of this Agreement shall continue in effect for a Fund only so long as such continuance is specifically approved at least annually by the Trust’s Board of Trustees and its Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Distribution Plan or any agreement related to the Trust’s Distribution Plan (“Independent Trustees”) at an in-person Board meeting called for that purpose or as otherwise permitted by Rule 12b-1 under the Investment Company Act of 1940, as amended.

Section 4 of this Agreement may be terminated at any time as to a Fund, without the payment of any penalty, by vote of a majority of the members of the Trust’s Independent Trustees or by vote of a majority of the outstanding voting securities of a Fund or as otherwise permitted by Rule 12b-1 under the 1940 Act.

Section 4 of this Agreement will terminate in the event of the assignment of the Agreement by the Company or the Contract Distributor.

2.    Other Provisions. The provisions of the Agreement that are not amended or deleted by this Amendment remain unchanged and in full force and effect.

3.    Defined Terms. All capitalized terms used, but not defined in this Amendment, have the definitions given them in the Agreement.

4.    Signatures. This Amendment may be signed in counterparts. A fax or portable document format (pdf) transmission of a signature page will be considered an original signature page. At the request of a party, the other party will confirm a fax- or pdf- transmitted signature page by delivering an original signature page to the requesting party. This Amendment may be in electronic form and may be executed by means of electronic signatures.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

Thrivent Financial for Lutherans
(on behalf of itself and its Accounts)

By:

Name: Lisa J. Flanary
Title: SVP, Chief Growth Officer

Thrivent Investment Management Inc.
(on behalf of itself and its Accounts)

By:

Name: David J. Kloster
Title: Director and Vice President

John Hancock Variable Insurance Trust

By:

Name:	Andrew G. Arnott
Title:	President

John Hancock Distributors, LLC

By:

Name:	Jeff Long

Title:	Chief Financial Officer

Schedule A

Names of Accounts, Dates Established by Board of Directors and Contracts:

Account	Date Established	Contracts
Thrivent Variable Annuity Account I (“Account I”)	October 31, 2002	Thrivent AdvisorFlex Variable Annuity Contract #ICC16 W-WR-FPVA & Thrivent Retirement Choice Variable Annuity Contract #ICC20 W-BZ-FPVA

Schedule B

Funds Available for Sale to Account I in the AdvisorFlex VA contract #ICC16 W-WR-FPVA listed in Schedule A:

Fund	Share Class
International Equity Index Trust (formerly, International Equity Index Trust B)	NAV
Core Bond Trust	NAV
Strategic Income Opportunities Trust	NAV

Funds Available for Sale to Account I in the Thrivent Retirement Choice VA contract # ICC20 W-BZ-FPVA listed in Schedule A:

Fund	Share Class
International Small Company Trust	Series II
Core Bond Trust	Series II
Strategic Income Opportunities Trust	Series II